Exhibit 4.1
Form 10-Q
Headway Corporate Resources, Inc.
File No. 1-16025

                HEADWAY CORPORATE RESOURCES, INC.

    SEVENTH AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT

          This SEVENTH AMENDMENT AND LIMITED WAIVERTO CREDIT AGREEMENT (this "Amendment") is dated as of August 24, 2001 and entered into by and among HEADWAY CORPORATE RESOURCES, INC., a Delaware corporation (the "Borrower"), the other Credit Parties listed on the signature pages hereof, the financial institutions listed on the signature pages hereof (the "Lenders") and BANK OF AMERICA, N.A., as agent for itself and for the other Lenders (the "Agent"), and is made with reference to that certain Credit Agreement dated as of March 19, 1998, as amended to the date hereof (the "Credit Agreement"), by and among the Borrower, the Lenders and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

                            RECITALS

          WHEREAS, at the Borrower's request the Lenders have from time to time made Loans to the Borrower under the Credit
Agreement and have issued Letters of Credit thereunder for the account of the Borrower;

          WHEREAS, to induce the Lenders to enter into the Credit Agreement and in consideration of the Lenders' Commitments thereunder and the Loans made and Letters of Credit issued from time to time thereunder, the Guarantors have jointly and severally, absolutely, unconditionally and irrevocably guarantied the payment and performance of the Obligations under the Loan Documents pursuant to, and in accordance with the terms of, the Guaranties and the other Loan Documents;

          WHEREAS, to secure the payment and performance of the Borrower's and each other Credit Party's Obligations under the Loan Documents, the Borrower and the other Credit Parties have entered into the Security Instruments which grant the Agent, for the benefit of the Lenders, valid, enforceable, perfected and first priority security interests in the Collateral, subject only to valid, enforceable and duly perfected Liens permitted under
Section 9.3(b)-(h) of the Credit Agreement;

          WHEREAS, the Credit Parties have notified the Agent and the Lenders that one or more Events of Default have or are expected to occur as a result of the Borrower's failure to comply with the provisions of the Credit Agreement more particularly described in Section 1(a) hereof. Such Events of Default of the Borrower and the other Credit Parties are referred to herein as the "Designated Defaults".

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          WHEREAS,  the  Borrower and each of  the  other  Credit
Parties acknowledge and agree that as a result of the Designated Defaults, the Agent (on behalf of the Lenders) is entitled to exercise any or all of its rights, remedies and privileges under the Credit Agreement, the other Loan Documents and applicable law, including, without limitation by taking the following
actions   (collectively,   the   "Enforcement   Actions"):    (i)
terminating all Commitments, (ii) declaring the unpaid principal amount of all Advances and all accrued interest thereon and all other Obligations under the Credit Agreement and the other Loan Documents to be immediately due and payable and (iii) commencing immediate enforcement and collection actions (including, without limitation, foreclosing upon the Liens granted to the Agent); and

          WHEREAS, the Credit Parties have requested that the Lenders waive compliance with the provisions set forth in Section 1(a) hereof for the periods described therein and amend the Credit Agreement as more particularly described herein and the Lenders have agreed to do so but only on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.     LIMITED WAIVER

          (A) Subject to the terms and conditions set forth in this Amendment and in reliance on the representations, warranties and covenants of the Credit Parties herein contained, from and after the Seventh Amendment Effective Date (as defined in Section 3), the Agent and the Lenders hereby waive compliance with:

               (i)   Section  9.1(a)  of  the  Credit   Agreement
          (Consolidated Net Worth) for the period from  April  1,
          2001 through and including April 18, 2002;

               (ii) Section 9.1(b) of the Credit Agreement
          (Consolidated Leverage Ratio) for the period from April
          1, 2001 through and including April 18, 2002;

               (iii)  Section  9.1(c)  of  the  Credit  Agreement
          (Consolidated Fixed Charge Ratio) for the period from April 1, 2001 through and including April 18, 2002; and

               (iv)   Section  9.1(d)  of  the  Credit  Agreement
          (Consolidated Interest Coverage Ratio) for the period from April 1, 2001 through and including April 18,
          2002.

     provided, that upon the occurrence of any other Event of Default (including, without limitation, the failure of the Credit Parties to comply with the provisions of Section 6 hereof) or at any time the Agent or the Lenders may hereafter become aware of any other Event of Default (whether heretofore or hereafter arising), the limited waiver set forth in Section 1(a) above shall be deemed null and void as of the date hereof and of no further force and effect (as if such limited waiver had never been given effect), without any necessity of demand or notice to any Credit Party or other Person, and the Agent and the Lenders may thereafter in their sole and absolute discretion and notwithstanding any grace or cure periods or other provisions to the contrary in the Loan Documents, take any


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     Enforcement Action and exercise any or all of their other
     rights, remedies and privileges under any one or more of the Loan Documents, any other instrument or agreement referred to therein, under applicable law or otherwise, with respect to any Designated Defaults or any other Event of Default.

          (b)  Without limiting the generality of the provisions of Section
     12.6 of the Credit Agreement, the limited waiver set forth in
     Section 1(a) above shall be limited precisely as written and shall relate solely to the non-compliance by the Borrower with the provisions of the Credit Agreement specifically set forth in clauses (i), (ii), (iii) and (iv) of Section 1(a) hereof for the periods specifically referenced therein and nothing in this Amendment shall be deemed to:

               (i) constitute a waiver by the Agent and the Lenders with respect to Section 9.1(a), (b), (c) and (d) of the Credit Agreement in any other instance or any other term, provision or condition of the Credit Agreement or the other Loan Documents or any other Defaults or Events of Default not constituting Designated Defaults; or

               (ii) prejudice any right or remedy that the Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement, the other Loan Documents, any other instrument or agreement referred to therein or under applicable law.

Section 2.     AMENDMENTS TO THE CREDIT AGREEMENT

     (A)  Amendments  to  Section  1.1 of the  Credit  Agreement:
          Provisions Relating to Defined Terms

               (i) Section 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

          "`Accounts' has the meaning set forth in Section 4(i) of the Seventh Amendment.

          `Average Balance' means the average aggregate balance in the Accounts during any Half-Month Period.

          `Budget' means the cash budget delivered by the Borrower to the Agent pursuant to Section 3(b) of the Seventh Amendment, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Seventh Amendment.

          `Half-Month Period' means, as applicable, each period in any month beginning on (i) the first day of any month and ending on the fifteenth day of such month and
          (ii) the sixteenth day of any month and ending on the last day of such month; provided, however, that for the month of February 2002, "Half Month Period" means, each period in such month beginning on (i) the first day of such month and

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          ending on the fourteenth day of such
          month and (ii) the fifteenth day of such month and ending on the last day of such month.

          `Maturity Date' means the earlier of (x) April 18, 2002, (y) the maturity of the Loans whether by acceleration or otherwise and (z) the date on which all Loans and other Obligations shall have been permanently repaid and all issued and outstanding Letters of Credit shall have been permanently cancelled, fully cash collateralized or otherwise supported in a manner satisfactory to the Lenders.

          `Maximum  Allowable  Amount'  means  the  sum  of   (v)
          $8,000,000, (w) an amount equal to the aggregate accrued and unpaid payroll taxes owed by the Borrower and its Subsidiaries, (x) an amount equal to the aggregate accrued and unpaid workers compensation insurance premiums owed by the Borrower and its Subsidiaries, (y) an amount equal to the aggregate accrued and unpaid commissions associated with the placement of temporary and permanent personnel owed by the Borrower an its Subsidiaries and (z) an amount equal to then current bi-weekly payroll for the Borrower's offices located in Windsor, Connecticut and Dallas, Texas.

             `Seventh Amendment' means that certain Seventh Amendment and Limited Waiver to the Credit Agreement dated as of August 24, 2001 by and among the Borrower, the other Credit Parties, the Lenders and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

          `Seventh Amendment Effective Date' has the meaning set forth in Section 3 of the Seventh Amendment.

          `Subordinated Limited Waiver' has the meaning set forth in Section 3 of the Seventh Amendment."

               (ii) Section 1.1 of the Credit Agreement is hereby further amended by:

               1. deleting the last proviso contained in the definition of "Applicable Margin" in its entirety and substituting the following proviso therefor:

         "provided that at all times from and after July 2, 2001, the Applicable Margin for: (i) Base Rate Loans shall be 3.000%; and (ii) the Letter of Credit Fee shall be 3.750%.

              2. deleting the definition of "Borrowing Base" in its entirety and substituting therefor the following definition:

         "`Borrowing   Base'   means,   as   of   the   date   of
         determination thereof, the sum of (i) the book value  of
         Eligible  Receivables  multiplied  by  85%,  plus   (ii)
         $45,000,000";

                    3. deleting clause (iii) and the proviso contained in the definition of "Change of Control" in their entirety and substituting the following proviso therefor:

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          "(iii)    the occurrence of a "Change of Control", as
          defined or described in the Indenture referred to in the definition of "Subordinated Debt", in the Certificate of Designation with respect to the Series F Convertible Preferred Stock referred to in the definition of "Preferred Stock" or any certificate of designation for any series of preferred stock of the Borrower that the Series F Convertible Preferred Stock is exchanged for pursuant to the terms of the Subordinated Limited Waiver;

         provided, however, that in calculating the percentage of Voting Stock held by any "beneficial owner" under clause (i) above (x) the Series F Convertible Preferred Stock referred to in the definition of "Preferred Stock", (y) any other series of preferred stock of the Borrower that the Series F Convertible Preferred Stock is exchanged for pursuant to the terms of the Subordinated Limited Waiver and (z) the warrants delivered from time to time by the Borrower to the holders of the Subordinated Debt and the Series F
         Convertible Preferred Stock in connection with the Subordinated Limited Waiver, shall not be included in such calculation until the conversion rights or warrants are exercised or such preferred stock or warrants are otherwise exchanged for Voting Stock (whether through redemption or any other manner)."

               4. (i) deleting the word "and" at the end of clause (e) in the definition of `Eligible Receivables';
          (ii) deleting the "." at the end of clause (f) of such definition and substituting a ";" therefor; and (iii) adding the following new clauses to such definition:

                 "(g) Accounts receivable with respect to which the account debtor is the government of the United States or any department, agency or instrumentality thereof;

                 (h) Accounts receivable which are subject to any Lien except for the Agent's Liens under the Security Instruments;

                 (i)  Accounts receivable with respect  to  which
                 the  Agent,  for  the  ratable  benefit  of  the
                 Lenders,   does   not  have  a  first   priority
                 perfected Lien; and

                 (j) Accounts receivable that are subject to terms or conditions that prohibit or restrict assignment or collection rights."

                   5.   deleting  the  definition  of  "Preferred
        Stock"    and   substituting   therefor   the   following
        definition:

          "`Preferred Stock' means, collectively, (a) the Borrower's Series E Convertible Preferred Stock containing such terms as are set forth in the Borrower's Certificate of Designation filed with the Secretary of State of Delaware on October 25, 1996, none of which are issued or outstanding on the Closing Date; (b) the Series F Convertible Preferred Stock which is being issued by the Borrower on the Closing Date for a total consideration of not less than

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          $20,000,000 and with a maturity of not less than eight
          years from the Closing Date and containing such terms as are set forth in the Borrower's Certificate of Designation filed with the Secretary of State of Delaware on or before the Closing Date; and (c) any series of preferred stock of the Borrower that the Series F Convertible Preferred Stock is exchanged for pursuant to the terms of the Subordinated Limited Waiver."

              6.    deleting   the  definition   of   "Restricted
         Payment"   and   substituting  therefor  the   following
         definition:

         "`Restricted Payment' means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any Subsidiary (other than those payable or distributable solely to the Borrower or any Guarantor) now or hereafter outstanding, including without limitation the Preferred Stock, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any Indebtedness, including without limitation the Subordinated Debt, or of any shares of any class of stock of the Borrower or any Subsidiary (other than those payable or distributable solely to the Borrower or any Guarantor) now or hereafter outstanding, including without limitation the Preferred Stock other than with respect to, and specifically excluding, its conversion; (c) any payment (other than to the Borrower or any Guarantor) made to redeem, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any Subsidiary now or hereafter outstanding, including without limitation the Preferred Stock (other than payments not exceeding $300,000 paid during the first three Fiscal Quarters of the Fiscal Year ending December 31, 1999 made in connection with the buy out by the Borrower of certain stock options of Ron Wendlinger in the stock of the Borrower; (d) any issuance and sale of capital stock of any Subsidiary of the Borrower (or any option, warrant or right to acquire such stock) other than to the Borrower or any Guarantor, except for (i) the sale of the capital stock of WGEL to THL in connection with the THL Stock Purchase; (ii) the issuance of capital stock of TPL to THL in connection with the THL/TPL Stock Exchange; and (iii) the sale of the capital stock of WGEL by THL to TPL in connection with the THL/TPL Stock Exchange; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or
         similar   payment  with  respect  to,  any  Subordinated
         Debt."

              7.   deleting the definition of "Stated Termination
         Date"    and   substituting   therefor   the   following
         definition:

         "`Stated Termination Date' means August 24, 2001."

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     (b)  Amendment to Section 2.1: Revolving Loans

     Section 2.1 of the Credit Agreement is hereby amended by deleting the phrase "Stated Termination Date" contained in clause
(c)(iv)  of  such  Section  and substituting  therefor  "Maturity
Date".

     (c)  Amendments to Section 2.2: Payment of Interest

     Section 2.2 of the Credit Agreement is hereby amended by deleting clauses (a) and (b) of Section 2.2 in their entirety and substituting therefor the following:

          "(a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be paid, continued or converted, as the case may be, at the then applicable Base Rate for Base Rate Loans or applicable Eurodollar Rate for Eurodollar Rate Loans (if any), as designated by the Authorized Representative pursuant to Section 2.1 and subject to the last paragraph of
     Section 2.8; provided, however, that upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest payable upon demand at the Default Rate (or, in the case of any such fees and other amounts, at a rate equal to the Default Rate for Base Rate Loans).

          (b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed. Interest on each Loan shall be paid (i) monthly in arrears on the last Business Day of each month for each Base Rate Loan, (ii) on the last day of the applicable Interest Period for each Eurodollar Rate Loan (if any) and, if such Interest Period extends for more than one month, on each monthly interval after the first day of such Interest Period, and (iii) upon the payment of any principal amount of any Loan, including, without limitation, upon payment in full of the principal amount of such Loan and termination of this Agreement."

     (d)  Amendments to Section 2.3: Payment of Principal

          Section  2.3 of the Credit Agreement is hereby  amended
     by   deleting  it  in  its  entirety  and  substituting  the
     following therefor:

          "(i)   Mandatory  Payments.   Notwithstanding  anything
          herein to the contrary, the Loans shall be prepaid or repaid (as the case may be) in the amounts and under the circumstances set forth below:

                   (a) Prepayments From Net Proceeds. No later than the first Business Day following the date of receipt by any Credit Party or any other Subsidiary of the Borrower (or the receipt by the Agent, in the case of insurance proceeds) of any Net Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Proceeds.

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                    (b)   Prepayments  from  Excess  Amounts   in
         Accounts.   In the event and to the extent  the  Average
         Balance exceeds the Maximum Allowable Amount in any Half Month Period, the Borrower shall promptly (and in any event within one Business Day of the end of such Half Month Period) prepay the Loans in an aggregate amount equal to such excess amount.

                   (c) Prepayments as a Result of Borrowing Base. In the event and to the extent the aggregate principal amount of the Outstandings shall exceed the Borrowing Base, the Borrower shall promptly (and in any event within one Business Day) prepay the Loans in an aggregate principal amount equal to such excess amount; provided that so long as no Event of Default shall have occurred and is continuing the prepayment shall be limited such that after giving effect to any such prepayment the aggregate balance in the Accounts shall not be less than the Maximum Allowable Amount.

                (d)   Repayment  on Maturity  Date.   The  entire
          outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and any and all other Obligations shall be due and payable on the Maturity Date or at such earlier time as specifically provided herein.

          (ii) Calculations of Net Proceeds; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to Section 2.3(i)(a)-(c), the Borrower shall deliver to the Agent a certificate duly executed by its chief financial officer demonstrating the calculation of the applicable Net Proceeds that gave rise to such prepayment. In the event that the Borrower shall subsequently determine that the actual Net Proceeds was greater than the amount set forth in such chief financial officer's certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Agent a certificate of its chief financial officer demonstrating the derivation of the additional Net Proceeds resulting in such excess.

            (iii) Voluntary Payments. The principal amount of any Base Rate Loan may be prepaid in whole or in part at any time. The principal amount of any Eurodollar Rate Loan (if any) may be prepaid only at the end of the applicable Interest Period unless the Borrower shall pay to the Agent for the account of the Lenders the additional amount, if any, required under Section
          5.4. All voluntary prepayments of Loans made by the Borrower shall be in the amount of (i) $1,500,000 with respect to Eurodollar Rate Loans (if any) and $500,000 with respect to Base Rate Loans or (ii) such greater amount which is an integral multiple of $500,000 with respect to Eurodollar Rate Loans (if any) and $100,000 with respect to Base Rate Loans.

              (iv) Letters of Credit. On or before the Maturity Date, the Borrower shall permanently cancel, fully cash collateralize or otherwise support in a manner satisfactory to the Lenders all issued and outstanding Letters of Credit."

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     (e)  Amendment to Section 2.4: Manner of Payment

     Section 2.6 of the Credit Agreement is hereby amended by deleting the term "Revolving Credit Termination Date" contained in clause (c) of such Section and substituting therefor the term
"Maturity Date".

     (f)  Amendment to Section 2.6: Pro Rata Payments

     Section  2.6  of the Credit Agreement is hereby  amended  by
deleting   the  words  "Except  as  otherwise  provided  herein,"
immediately preceding clause (a) thereof.

     (g)  Amendment  to Section 2.8: Conversions and Election  of
          Subsequent Interest Periods

     Section 2.8 of the Credit Agreement is hereby amended by adding the following sentence to the end of the last paragraph thereof:

          "Notwithstanding anything herein to the contrary, each Loan outstanding on the Seventh Amendment Effective Date or at any time thereafter shall be maintained as a Base Rate Loan and the Borrower shall not be permitted to convert any such Loans to Eurodollar Rate Loans until the repayment in full in cash of all Obligations."

     (h)  Amendment to Section 3.1: Letters of Credit

     Section 3.1 of the Credit Agreement is hereby amended by deleting the last sentence of such Section and substituting therefor the following:

          "Except as otherwise provided in Section 5(c) of the Seventh Amendment, no Letter of Credit shall have an expiry date or payment date occurring later than the earlier to occur of twelve months after the date of its issuance or five Business Days prior to April 18, 2002."

     (i)  Amendment to Section 3.2: Reimbursement of Letters of Credit

     Clause  (iii)  of Section 3.2(i) of the Credit Agreement  is
hereby  amended  by deleting the parenthetical "(other  than  the
defense  of  payment  in  accordance  with  the  terms  of   this
Agreement)".

     (j)  Amendment to Section 3.3: Letter of Credit Facility Fees

     Section  3.3  of the Credit Agreement is hereby  amended  by
deleting  the  second  sentence  thereof  and  substituting   the
following therefor:

     "Such fees shall be due and payable with respect to each Letter of Credit in arrears on the last Business Day of each month."

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     (k)  Amendment to Article 8:  Affirmative Covenants

     Article 8 of the Credit Agreement is hereby amended by deleting the term "Revolving Credit Termination Date" set forth in the introduction to such Article and substituting therefor the following:

     "payment in full in cash of all Obligations and the permanent termination or cancellation of, full cash collateralization of or the delivery of other credit support acceptable to the Agent, Issuing Bank and the Required Lenders in their sole and absolute discretion for all Letters of Credit."

     (l)  Amendment to Section 8.1: Financial Reports, Etc.

     Section 8.1 of the Credit Agreement is hereby amended by deleting Section 8.1(h) in its entirety and substituting therefor the following:

          "(h) as soon as practicable and in any event by the last Business Day of any week, deliver to the Agent and each Lender a Borrowing Base Certificate prepared as of the last day of the preceding week in the form of Exhibit R hereto and certified to be true, correct and complete by an Authorized Representative."

     (m)  Amendment to Section 8.7: Right of Inspection

     Section 8.7 of the Credit Agreement is hereby amended by adding the following to the end of such section:

          "The Borrower shall, and shall cause its Subsidiaries to, cooperate with and give full and complete access and make available to the Agent and its representatives retained from time to time by the Agent for the benefit of the
     Lenders  (including,  without  limitation,  FTI/Policano   &
     Manzo), on a daily basis, the books and records of the Borrower and its Subsidiaries and other information relating to the business or financial affairs of the Borrower and its Subsidiaries (including, without limitation, agreements and documents pertaining to any receivables or payables), and the operating management of the Borrower and its Subsidiaries shall meet, upon request, with the Agent and the representatives of the Agent to discuss, among other things, the financial and operating performance and business plans of the Borrower and its Subsidiaries. The Borrower shall, and shall cause its Subsidiaries to, give full and complete access to such other information as the Agent or its representatives may reasonably request from time to time, and shall cooperate and consult with, and provide to the Agent and such representatives all such information. Without limiting the generality of the foregoing, the Borrower shall, and shall cause its Subsidiaries to, permit the Agent and any of its auditors, examiners, consultants or other representatives from time to time, in the sole discretion of the Agent or as the Agent may be requested by the Required Lenders (which, in any event, may be at least once every 60 days or less), to conduct Collateral audits and reviews, including, without limitation, verification, inspection and examination of the Collateral, accounts payable, controls and systems of the Borrower and its Subsidiaries, at the sole cost and expense of the Borrower and which costs and expenses shall be deemed "Obligations" hereunder and shall be reimbursable on demand (provided that after the Seventh Amendment Effective Date any such audit and review will not be conducted any earlier than October 31, 2001 unless an Event of Default shall have occurred prior thereto)."

     (n)  Amendments to Article 9:  Negative Covenants

          (a) Article 9 of the Credit Agreement is hereby amended by deleting the term "Revolving Credit Termination Date" set forth in the introduction to such Article and substituting therefor the following:

          "payment in full in cash of all Obligations and the permanent termination or cancellation of, full cash collateralization of or the delivery of other credit support acceptable to the Agent, Issuing Bank and the Required Lenders in their sole and absolute discretion for all Letters of Credit."

          (b) Section 9 of the Credit Agreement is hereby further amended by adding the following new Section at the end thereof:

            "9.18.      Cash  Usage  On  and  after  the  Seventh
            Amendment Effective Date:

                   (a) all cash expenditures shall be made in accordance with and for the purposes set forth in the Budget; provided, that nothing in the Budget shall be deemed to limit or otherwise modify the Credit Parties' obligation to repay when payable any and all Obligations under the Loan Documents;

                 (b)   the  Borrower  shall not,  and  shall  not
               permit its Subsidiaries to make aggregate cash expenditures in any four-week period if such cash expenditures would cause cash usage by the
               Borrower and its Subsidiaries for each of the "Internal Weekly Payroll", "Weekly Accounts Payable" and "Earnouts" line items set forth in the Budget to exceed by more than 15% the amount set forth in the Budget for each such line item during such four-week period;

                 (c) (i) in any week the aggregate amount of cash expenditures for "Payroll-Temps" (as such term is used in the Budget) shall be at least 85% of the amount set forth in the Budget for Payroll-Temps for such week and (ii) the compensation paid to temporary personnel shall not be increased at any time in any manner solely or primarily to meet the requirements set forth in the foregoing clause
               (i); and

                 (d)   the  actual cash receipts for the thirteen
               (13) week Budget period shall be 85% of the amount set forth in the "Total Cash Receipts" line item set forth in the Budget;

     (o)  Amendments to Section 9.8: Restricted Payments

     Section 9.8 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

          "Notwithstanding anything herein to the contrary, make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing until the Maturity Date or with respect to any Restricted Payment other than as described in clause (e) of the definition thereof, if an Event of Default or Default has occurred and is continuing; provided, that the Borrower shall not make any Restricted Payment at any time that is in violation of the subordination terms of the Subordinated Debt Documents."

     (p)  Amendment to Section 10.1: Events of Default

          (i) Section 10.1 of the Credit Agreement is hereby amended by deleting Sections 10.1(l) and 10.1(m) in their entirety and substituting therefor the following:

               "(l) if there shall occur and be continuing an Event of Default as defined in any of the other Loan
          Documents (including, without limitation, the Seventh
          Amendment); or

               (m) if there shall occur and be continuing an Event of Default as defined in the Indenture referred to in the definition of "Subordinated Debt Documents", a Series F Stock Event of Default as defined in the Certificate of Designation for the Series F Preferred Stock referred to in subpart (b) of the definition of "Preferred Stock" or a default under any certificate of designation for any series of preferred stock of the Borrower that the Series F Convertible Preferred Stock is exchanged for pursuant to the terms of the Subordinated Limited Waiver;"

     (q)  Substitution of Exhibit H: Compliance Certificate

     Exhibit H to the Credit Agreement is hereby amended by deleting said Exhibit H in its entirety and substituting in place thereof a new Exhibit H in the form of Exhibit A-1 to this Amendment.

     (r)  Substitution of Exhibit R: Borrowing Base Certificate

     Exhibit R to the Credit Agreement is hereby amended by deleting said Exhibit R in its entirety and substituting in place thereof a new Exhibit R in the form of Exhibit A-2 to this Amendment.

Section 3.     CONDITIONS TO EFFECTIVENESS

          The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent (the date of such satisfaction being the "Seventh Amendment Effective
Date"):

          (a) On or before the date hereof, the Credit Parties shall deliver to the Agent the following, each, unless otherwise noted, dated the date hereof:

   (i) A certificate of each Credit Party, executed on behalf of such Credit Party by its secretary or any assistant secretary (or equivalent), certifying as to (A) the absence of any amendments or other modifications to the Organizational Documents and Operating Documents of such Credit Party since the Closing Date,
(B) the Organizational Documents and Operating Documents of such Credit Party being in full force and effect as of the date hereof, (C) the due organization and good standing and valid existence of such Credit Party as an entity organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Credit Party, (D) the truth of the representations and warranties contained in this Amendment as though made on and as of the date hereof and (E) after giving effect to this Amendment, the absence of any event occurring and continuing that constitutes a Default or an Event of Default (other than the Designated Defaults);

   (ii) A certificate of each Credit Party, executed on its behalf by its secretary or an assistant secretary (or equivalent), certifying the names and true signatures of the officers of such Credit Party authorized to sign this Amendment and any other documents, agreements, instruments or certificates to be delivered in connection therewith;

   (iii) Copies of the resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of each Credit Party approving and authorizing the execution, delivery and performance of this Amendment and any other documents, agreements, instruments or certificates to be delivered in connection therewith, certified as of the date hereof by the secretary or an assistant secretary (or equivalent) of such Credit Party as being in full force and effect without modification or amendment;

   (iv) Copies of this Amendment and each other document, agreement, instrument and certificate to be delivered in connection herewith, including, without limitation, Uniform Commercial Code financing statements for filing in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect or continue the perfection of the security interests granted under the Security Instruments, in each case duly executed by each Credit Party thereto and with respect to this Amendment, by each of the Lenders and the Agent; and

   (v) Allonges executed by the Borrower for each Note substantially in the form of Exhibit C annexed hereto, with such modifications as may be approved by Agent.

          (b) On or before the date hereof, the Agent shall have received, in form and substance satisfactory to it, a cash budget substantially in the form of Exhibit B annexed hereto (as amended, supplemented or otherwise modified from time to time with the prior written consent of the Required Lenders, the "Budget"), together with a duly executed certificate of the chief financial officer of the Borrower, certifying to the Agent that the Budget was prepared based upon good faith estimates and assumptions that are reasonable as of the date hereof and that such chief financial officer is not aware of any information contained in the Budget which is false or misleading or of any omission of information which causes the Budget to be false or misleading.

(c) The Agent shall have received, in each case in form and substance satisfactory to it and the Lenders an agreement duly executed by the holders of the Subordinated Debt, the trustee for the holders of the Subordinated Debt, and the Series F Convertible Preferred Stock (the "Subordinated Limited Waiver"), which agreement shall include: (i) a waiver of all "Defaults" or "Events of Default" under, and as such terms are defined in, the Indenture dated as of March 19, 1998 between State Street Bank and Trust Company, as Trustee, and the Borrower (as amended to the date hereof, the "Indenture"); (ii) an agreement by the holders of the Subordinated Debt that until the Maturity Date neither the Borrower nor any other Person shall be required to pay in cash any amounts with respect to any principal, interest, fees or other amounts payable under the Indenture; (iii) a reaffirmation by the Borrower and the holders of the Subordinated Debt of all of the terms of the Indenture, including, without limitation, Sections 10.03 and 10.08, the Lenders' rights under
Section 10.02(a) of the Indenture to block any payments of any kind or character with respect to any principal, interest, fee or other amounts payable with respect to the Subordinated Debt which may be exercised at any time or from time to time hereafter upon the Borrower's default in payment, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of the Loans, interest thereon, fees or other Obligations payable under the Loan Documents and the Lenders' other rights, remedies and privileges under Section 10 of the Indenture, notwithstanding any action heretofore taken by the Lenders (including, without limitation, the issuance of a blockage notice under the terms of the Indenture) or any amendments or other modifications to the Indenture heretofore or hereafter made, and all agreements, instruments, certificates, opinions and other documents delivered in connection with any of the foregoing; (iv) a waiver of all "Series F Stock Events of Default" under, and as such term is defined in, the Certificate of Designation setting forth the terms of the Series F Convertible Preferred Stock; and (v) an agreement by the holders of the Series F Convertible Preferred Stock that until the Maturity Date neither the Borrower nor any other Person shall be required to pay in cash any amounts with respect to the Series F Convertible Preferred Stock, and all agreements, instruments, certificates, opinions and other documents delivered in connection with any of the foregoing.

(d) On or before the date hereof, the Agent shall have received, for the ratable benefit of the Lenders, by wire transfer in immediately available funds, a portion of the waiver and amendment fee in the aggregate amount of $368,750.

(e) On or before the date hereof, the Agent and the Lenders shall have received, by wire transfer in immediately available funds, reimbursement of all of their costs, fees and expenses (including, without limitation, the attorneys' fees of O'Melveny & Myers LLP and the fees of FTI/Policano & Manzo).

(f) On the date hereof, the Agent and the Lenders shall have received reliance letters addressed to the Agent, and each of the Lenders dated the Seventh Amendment Effective Date with respect to all legal opinions delivered in connection with the Subordinated Limited Waiver, which shall include opinions with respect to the due organization of the Borrower, the due authorization, execution and delivery by each Credit Party of this Amendment, the enforceability of the Credit Agreement as amended by this Amendment and as to such other matters as Agent acting on behalf of the Lenders may reasonably request and which legal opinions and reliance letters shall be in form and substance reasonably satisfactory to the Agent.

Section 4.     CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders to enter into this Amendment, each Credit Party represents and warrants to the Lenders that the following statements are true, correct and complete:

  (a) Power and Authority. Each Credit Party has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by this Amendment.

  (b) Authorization of Amendment. The execution and delivery of this Amendment and the performance of the Credit Parties hereunder has been duly authorized by all necessary action on the part of each Credit Party.

  (c) No Conflict. The execution and delivery of this Amendment by each Credit Party and the performance by such Credit Party of this Amendment and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Credit Parties or any of their respective Subsidiaries, the Operating Documents and Organizational Documents of the Credit Parties or any of their respective Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any of the Credit Parties or any of their respective Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, indenture, agreement or other instrument or document to which any Credit Party or any of its Subsidiaries is a party or by which the properties or assets of such Credit Party or its Subsidiaries are bound, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of the Agent on behalf of the Lenders), or
(iv) require any approval of stockholders or any approval or consent of any Person under any contract of any Credit Party or any of its Subsidiaries.

  (d) Governmental Consents. The execution and delivery of this Amendment by each Credit Party and the performance by such Credit Party of this Amendment does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

  (e) Binding Obligation. This Amendment is the legally valid and binding obligation of each Credit Party enforceable against each such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity.

  (f) Incorporation of Representations and Warranties. The representations and warranties contained in the Loan Documents (including, without limitation, the schedules to the Security Instruments and the other Loan Documents) are and will be true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

  (g) Absence of Default. After giving effect to this Amendment, no Default or Event of Default exists.

  (h) Accuracy of Recitals. The Recitals to this Amendment are true and correct in all respects on and as of the date hereof, and are incorporated hereby as if fully set forth herein.

  (i) Deposit Accounts. Schedule 1 annexed hereto sets forth a true, accurate and complete list of each Deposit Account or securities account maintained by each Credit Party and its Subsidiaries or in which such Credit Party and its Subsidiaries has an interest (such accounts being the "Accounts"), together with the account number, name and address of each depository institution and contact person thereat and balance maintained or otherwise credited to each such Account as of the date hereof.
In addition, Schedule 1 summarizes the cash management arrangements to fund operating needs of the Credit Parties as in existence as of the date hereof. For purposes hereof, "Deposit Accounts" means any demand, time, savings, passbook or like account with a bank, saving and loan association, credit union or like organization, and the balance maintained in each such account as of the date hereof and the name of each such depository institution.

  (j) Remaining Earnout Payments. The aggregate amount of the earnout payments required to be made by the Borrower under that certain Stock Purchase Agreement dated as of July 31, 1998 (the "Carlyle Stock Purchase Agreement"), by and among the Borrower, Mitchell D. Berman, Max DeZara, Ward P. Feste, Larry S. Loubet Trust, Jon Schultz and Larry S. Loubet, prior to giving effect to the Earnout Restructuring Agreement (as defined below) is $2,400,000.

  (k) Receipt of Amendments to Indenture and Preferred Stock. Agent and each Lender has received executed copies of the Subordinated Limited Waiver and all certificates, instruments, opinions and other documents delivered by or to any Credit Party in connection therewith and such agreements and all such certificates, instruments, opinions and other documents have not been amended or otherwise modified without the consent of Required Lenders.

  (l) Capitalization. The authorized capital stock of the Borrower consists of 20,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock"), and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,000 shares have been designated as Series F Convertible Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The outstanding capital stock of the Borrower consists solely of 10,914,627 shares of Common Stock and 1,000 shares of Preferred Stock. Except for the Preferred Stock, options to purchase 1,892,731 shares of Common Stock issuable under the Company's employee stock option plan and the warrants delivered from time to time by the Borrower to the holders of the Subordinated Debt and the Series F Convertible Preferred Stock in connection with the limited waiver and amendment executed and delivered by such holders and the Borrower on the Seventh Amendment Effective Date, there are no options, warrants, phantom stock, stock appreciation rights or other securities that are convertible into capital stock of the Company. As of the date hereof, the book value per share of the Common Stock is $3.04 per share.

Section 5.     ACKNOWLEDGMENT AND CONSENT

     (A) The Security Instruments and the Guaranties to which the Borrower and the other Credit Parties are party are herein referred to collectively as the "Credit Support Documents". Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of the Loan Documents and this Amendment. Each such Credit Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Guarantors' Obligations" and "Secured Obligations" and "Obligations" as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Guarantors' Obligations" or "Secured Obligations" or "Obligations", as the case may be, whether now or hereafter existing under or in respect of the Loan Documents.
Each such Credit Party acknowledges and agrees that each of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment or the performance hereof.

     (b) The Credit Parties hereby acknowledge and reaffirm that, as of the date hereof and after giving effect to this Amendment and the transactions contemplated hereby (including, without limitation, the repayment of the Loans pursuant to Section 3(d) hereof), the aggregate principal amount of the Obligations owed to the Lenders is $72,000,000, plus accrued and accruing interest, fees, costs and expenses due under the Loan Documents, and the Letter of Credit Outstandings is $1,750,000. The Credit Parties acknowledge and reaffirm that all Obligations under the Loan Documents (including, without limitation, all Revolving
Credit Outstandings and all Reimbursement Obligations now or hereafter existing and all other obligations of every nature of each Credit Party from time to time owed to the Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise) are payable by the

Borrower in accordance with the Credit Agreement and the other Loan Documents and are jointly and severally payable by the Guarantors in accordance with the Guaranties and the other Loan Documents, and each Credit Party unconditionally and irrevocably waives any claim or defense in respect of the Obligations, including, without limitation, any claim or defense based on any right of setoff or counterclaim and hereby ratifies and affirms each and every waiver of claims and defenses granted under the Loan Documents from time to time.

     (c) Notwithstanding anything in the Credit Agreement to the contrary, the Credit Parties hereby acknowledge that on the Seventh Amendment Effective Date the Revolving Credit Commitment shall be terminated, the Lenders shall have no commitment to make any Advances under the Credit Agreement, the Issuing Bank shall have no obligation to issue any additional Letters of Credit (including any amendment or renewal of any Letter of Credit that has been issued on or prior to the Seventh Amendment Effective
Date) and that any and all amounts from time to time hereafter repaid pursuant to the terms of the Credit Agreement may not be reborrowed; provided, however, that notwithstanding the foregoing, (i) each Lender shall continue to be required to acquire and fund a Participation in the liability of the Issuing Bank in respect of each Letter of Credit in accordance with
Section 3.2 of the Credit Agreement and (ii) the Borrower shall continue to be required to pay all Letter of Credit fees set forth in Section 3.3 of the Credit Agreement. Notwithstanding the foregoing and anything in the Credit Agreement to the contrary and without in any way limiting the Borrower's obligation to fully cash collateralize, replace or otherwise return cancelled and undrawn all Letters of Credit on the Maturity Date, the expiry date of each Letter of Credit issued and outstanding as of the Seventh Amendment Effective Date may be extended or permitted to be extended by the Issuing Bank (as directed by all Lenders) for a period not to exceed one year from the date of expiry thereof if the failure to so extend could give rise to a right of the beneficiary of such Letter of Credit to make a drawing thereunder solely as a result of or in anticipation of such expiration.

     (d) Each Credit Party hereby reaffirms and acknowledges (i) that pursuant to the Security Instruments, the Agent (for the benefit of the Lenders) has an enforceable, valid and perfected first priority Lien on and security interest in the Collateral, subject only to valid, enforceable and duly perfected Liens permitted under Section 9.3(b)-(h) of the Credit Agreement and (ii) the continuing validity and effectiveness of the Agent's and the Lenders' rights under the Loan Documents and applicable law, including, without limitation, the right of the Agent to recover any and all amounts owed to the Lenders, free of set-off or counterclaim, by foreclosure on or redemption or other disposition of the Collateral. Without limiting the generality of the foregoing, the Credit Parties represent, warrant and covenant that (i) all cash deposited in or otherwise credited to the Accounts as of the date hereof and at all times hereafter are and will be cash proceeds (as such term is defined in the Uniform Commercial Code) resulting from the sale, lease, license, collection, exchange or other disposition or distribution of the Collateral and that the Agent (for the ratable benefit of the Lenders) has an enforceable, valid and perfected first priority
Lien on and security interest in all such cash proceeds and (ii) the cash proceeds referred to in the preceding clause (i) that are from time to time deposited in or otherwise maintained in the Accounts are not and shall not be commingled with any other money, checks or other funds that are not proceeds of Collateral or otherwise subject to the Agent's first priority Liens.

     (e) Each Credit Party hereby ratifies and confirms that the terms, provisions and conditions of the Credit Agreement and the other Loan Documents (as amended hereby) remain in full force and effect and the Credit Agreement and each other Loan Document is enforceable in accordance with its terms.

     (f) Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the terms of this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to or modifications of or standstill agreements with respect to the Credit Agreement.

Section 6.     COVENANTS

          In order to induce the Lenders to enter into this Amendment, each Credit Party hereby covenants and agrees as follows (TIME BEING OF THE ESSENCE):

          (a) Without limiting the generality of Section 5(e) above, the Credit Parties ratify and affirm their obligations in respect of expense and indemnity payments under Section 12.5 and Section
     12.9 of the Credit Agreement and confirm that any and all costs and expenses of the Agent and each Lender (including, without limitation, reasonable attorneys fees and expenses of O'Melveny & Myers LLP and the fees and expenses of FTI/Policano & Manzo) heretofore or hereafter incurred shall be deemed "Obligations" under the Credit Agreement and shall be payable on demand by the Credit Parties pursuant to Section 12.5(b) of the Credit Agreement.

     (b) In addition to the financial reporting requirements contained in Section 8.1 of the Credit Agreement, the Credit
     Parties shall provide the Agent and the Lenders

          (i) as soon as available, and in any event not later than the fifth Business Day of each week after the date hereof, such financial information and projections and reports described on
          Part I of Exhibit D annexed hereto, prepared in a manner and in a form satisfactory to Agent, together with such other information as may be reasonably requested from time to time by the Agent or the Required Lenders (it being understood and agreed that the delivery of any or all of such financial information and projections shall not be deemed to be an amendment or other modification of the Budget);

         (ii) as soon as available, and in any event not later than the fifth Business Day after the end of each month after the date hereof, the financial reports described on Part II of Exhibit D annexed hereto, prepared in a manner and in a form satisfactory to Agent together with such other information as may be reasonably requested from time to time by the Agent or the Required Lenders (it being understood and agreed that the delivery of any or all of such financial information and projections shall not be deemed to be an amendment or other modification of the Budget); and

        (iii) as soon as practical and in any event within 30 days after the end of each month in any Fiscal Quarter (i) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated and consolidating statements of income and stockholders' equity and related consolidated statement of cash flows for such month in each case setting forth in comparative form consolidated figures from the consolidated statements of income and stockholders' equity for the corresponding month of the preceding Fiscal Year and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such month and the results of their operations and the changes in their financial position for such month, in conformity with the standards set forth in GAAP with respect to interim financial statements, and (ii) a certificate of an Authorized Representative containing computations for such Fiscal Quarter comparable to that required pursuant to Section 8.1(a)(ii) of the Credit Agreement.

(c) Notwithstanding anything in the Credit Agreement or the other Loan Documents to the contrary, the Credit Parties shall not open or close any Account or open any other Deposit Account or securities account other than as described on Schedule 1 annexed hereto, without the consent of Required Lenders.

(d) The Borrower has advised the Lenders and the Agent that it desires to engage C.E. Unterberg, Towbin to assist in the refinancing (through the issuance of high yield debt, bank financing or otherwise) and simultaneous repayment in cash, in full of the Obligations owed to the Lenders under the Loan Documents (the "Refinancing") and/or the sale (directly or indirectly, whether through a sale of assets, stock, mergers or otherwise) of certain of the Borrower's or its Subsidiaries' assets in one or more transactions (all such transactions, collectively, the "Asset Sales") so as to generate sufficient proceeds to repay in cash, in full the Obligations to the Lenders under the Loan Documents.

     In  order  to  consummate the Refinancing and/or  the  Asset
     Sales, the Borrower shall:

          (i) as soon as practicable and in any event not later than September 4, 2001, engage C.E. Unterberg, Towbin or such other investment bank chosen by the Borrower and satisfactory to the Required Lenders and the Agent (the "Investment Bank"), pursuant in each case to terms and conditions satisfactory to the Required Lenders and the Agent;

         (ii) as soon as practicable and in any event not later than October 1, 2001, cause the Investment Bank to identify prospective buyers or investors or other financiers, in each case who are not Affiliates of the Borrower, and distribute by such date information memorandums regarding the proposed Asset Sales and

     Refinancing (a copy of all such information memorandums to be delivered by the Borrower to the Agent within one Business Day of execution thereof);

       (iii) use its best efforts to enter into bona fide commercially reasonable letter(s) of intent (or similar agreement(s)) by December 3, 2001, in form and substance satisfactory to the Required Lenders, to consummate the Asset Sales and/or Refinancing, in each case with parties who are not Affiliates of the Borrower and in an amount sufficient to repay in cash all Obligations under the Loan Documents (a copy of such letter(s) of intent or similar agreement(s) to be delivered by the Borrower to the Agent within one Business Day of execution thereof);

        (iv) use its best efforts to enter into a binding definitive commercially reasonable agreement(s), in form and substance satisfactory to the Required Lenders by February 4, 2002, to consummate the Asset Sales and/or Refinancing, in each case with parties who are not Affiliates of the Borrower and in an amount sufficient to repay in cash all Obligations under the Loan Documents.

     The Borrower further covenants that it will provide to all Lenders, promptly upon receipt, copies of all written proposals and summaries of all oral proposals from time to time received in connection with the Asset Sales and/or Refinancing and that the Agent and the Lenders shall have access to the personnel of the Investment Bank working for or on behalf of the Borrower to discuss, among other things, the status of the Asset Sales and/or Refinancing.

     (e) Without limiting the generality of Section 4.7 of the Credit Agreement, each Credit Party agrees that it shall, upon the request of the Agent, immediately (and in no event later than three Business Days after such request) execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in the discretion of the Agent, in order to perfect and protect any security interest granted or purported to be granted by the Security Instruments or to enable the Agent to exercise and enforce its rights thereunder.

     (f) Unless the Required Lenders shall otherwise give prior written consent, the Credit Parties shall not permit Consolidated EBITDA for each three consecutive month period ending on each date set forth below to be less than the amount set forth opposite each such date:

       Three Month Period Ending On:   Consolidated EBITDA
                                      Must Not Be Less Than:
       August 31, 2001                $1,692,000
       September 28, 2001             $  993,000
       October 30, 2001               $1,413,000

       November 31, 2001              $1,735,000
       December 31, 2001              $1,996,000
       January 31, 2002               $2,192,000
       February 28, 2002              $2,587,000
       March 31, 2002                 $4,146,000

     Solely for purposes of this Section 6(f), (i) each reference to "any Four-Quarter Period" set forth in the definition of "Consolidated EBITDA" in the Credit Agreement shall mean and be a reference to "any three consecutive month period" ending on the applicable date set forth in the chart above and (ii) in calculating Consolidated EBITDA, the amount of the fees paid by the Borrower in any three consecutive month period to (x) the Lenders and Agent in connection with this Amendment and any other amendment or waiver to the Credit Agreement after the Seventh Amendment Effective Date and (y) FTI/Policano & Manzo, C.E. Unterberg, Towbin, LeBoeuf, Lamb, Greene & MacRae L.L.P, Swidler Berlin Shereff Friedman, LLP, Weil, Gotshal & Manges LLP and O'Melveny & Myers LLP and any other professionals hired by time to time by the Borrower, any Lender or the Agent in connection with the restructuring of the Borrower and its Subsidiaries, shall be added back into the calculation of Consolidated Net Income to the extent any such fees were originally deducted in the determination of Consolidated Net Income.

          (g) Unless the Required Lenders shall otherwise give prior written consent, the Credit Parties shall not, and shall not permit their Subsidiaries to, make or incur consolidated Capital Expenditures during any three consecutive month period ending on each date set forth below to be in excess of the amount set forth opposite each such date:

       Three Month Period Ending On:  Maximum Consolidated
                                      Capital Expenditures:
       August 31, 2001                $470,000
       September 28, 2001             $485,000
       October 30, 2001               $520,000
       November 31, 2001              $520,000
       December 31, 2001              $520,000
       January 31, 2002               $530,000

       February 28, 2002              $540,000
       March 31, 2002                 $545,000

    (h) As soon as possible and in any event at least 10 days prior to the end of the last weekly period contained in the Budget from time to time, the Borrower shall deliver to the Agent a supplement to the Budget, which supplement shall be substantially in the form of the Budget and otherwise in form and substance satisfactory to the Agent and the Required Lenders, and the Budget (as supplemented) shall be certified by the chief financial officer of the Borrower as having been prepared based upon good faith estimates and assumptions that are reasonable as of the date of delivery of the supplement and that such chief financial officer is not aware of any information contained in the Budget (as supplemented) which is false or misleading or of any omission of information which causes the Budget (as supplemented) to be false or misleading.

    (i) The Borrower shall deliver to the Agent on or before October 31, 2001 a fully executed agreement (the "Earnout Restructuring Agreement") with respect to the Carlyle Stock Purchase Agreement providing that (i) the aggregate amount of earnout payments required to be made by the Borrower pursuant to the Carlyle Stock Purchase Agreement is $2,400,000 and (ii) that such amount shall be repaid commencing November 2001 with a payment of $250,000 and in monthly payments thereafter not to exceed $50,000 per month, which agreement shall be in form and substance satisfactory to the Agent and the Required Lenders.

     (j) If the Series F Preferred Stock of the Borrower is exchanged for another series of preferred stock of the Borrower (the
"Replacement Preferred Stock") in accordance with the terms of the Subordinated Limited Waiver, the Borrower shall on the date of such exchange deliver to the Agent evidence reasonably satisfactory in form and substance to the Agent that all shares of the Series F Preferred Stock of the Borrower have been exchanged for shares of the Replacement Preferred Stock and that the Series F Preferred Stock of the Borrower has been cancelled.

     (k) On or before April 18, 2002, the Borrower shall pay to the Agent for the ratable benefit of the Lenders, by wire transfer in immediately available funds, the remainder of the waiver and amendment fee in the aggregate amount of $250,000; provided, however, that such portion of the waiver and amendment fee shall be deemed to have been fully earned as of the Seventh Amendment Effective Date; provided, further, that such portion of the waiver and amendment fee shall be waived if on or before April
18, 2002 the Obligations are repaid in full in cash and all Letters of Credit are permanently terminated or cancelled or fully cash collateralized or other credit support for the Letters of Credit acceptable to the Agent, Issuing Bank and the Required Lenders in their sole and absolute discretion is provided..

Section 7.     RELEASE

          The Borrower and each other Credit Party, on behalf of itself, and each of its Subsidiaries (collectively, the "Releasors") hereby releases, remises, acquits and forever discharges the Agent, each Lender and each Issuing Bank and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, setoffs, recoupments, counterclaims, defenses, damages and expenses of any and every character, known or unknown, suspected or unsuspected, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Credit Agreement, any of the other Loan Documents or the administration or enforcement of any of such documents (all of the foregoing hereinafter called the "Released Matters"). Each Releasor acknowledges that the agreements in this Section 7 are intended to be in full satisfaction of all or any alleged injuries or damages suffered or incurred by such Releasor arising in connection with the Released Matters and constitute a complete waiver of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the Seventh Amendment Effective Date to payment or performance of the
Obligations. Each Releasor represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts, or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasors against the Released Parties which is not released hereby. Each Releasor represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters. Releasors have granted this release freely, and voluntarily and without duress.

Section 8.     AMENDMENT TO SUBORDINATION AGREEMENT

     Agent, Required Lenders and each Credit Party hereby acknowledge and agree that the each Subordination Agreement in effect as of the date hereof is hereby amended by deleting the definition of Standstill Period contained therein and substituting therefor the following:

          "Standstill Period" means the period of time from the date hereof to and including the 91st day following the Maturity Date."

Section 9.     ACKNOWLEDGEMENT

     The Lenders acknowledge that under Section 10.02(b) of the Indenture the Lenders may not commence another "Blockage Period" as a result of a "Senior Debt Other Default" (as such terms are defined in Section 10.02(b) of the Indenture) within the 360 consecutive day period commencing on July 2, 2001; provided that nothing herein or in any other agreement or document executed and delivered by the Borrower from time to time shall affect the Lenders' other rights, remedies and privileges under Section 10 of the Indenture, including, without limitation, the Lenders' rights under Section 10.02(a) of the Indenture which may be exercised at any time or from time to time hereafter upon the Borrower's default in payment, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of the Loans, interest thereon, fees or other Obligations payable under the Loan Documents.

Section 10.    MISCELLANEOUS

  (A) Effect on the Credit Agreement and the Other Loan Documents. The Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
Except as specifically set forth in Section 1(a), the execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Lender under, the Credit Agreement or any of the other Loan Documents or a consent to any action or transaction contemplated by any other agreement, document or instrument executed by the Borrower in connection herewith or from time to time hereafter that is prohibited by the Credit Agreement. This Amendment shall be deemed to be a Loan Document and if any Credit Party shall breach or otherwise be in default of or in non-compliance with any covenant, agreement, representation, warranty or other provision contained herein, such breach, default or noncompliance shall be deemed an "Event of Default" for purposes hereof and under the Credit Agreement.

   (b) Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

   (c) Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

   (d) Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION
SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

   (e)  Waiver of Jury Trial and Consequential and Special Damages.
(i) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT OR ANY OF THE OTHER LOAN
DOCUMENTS AND (ii) EACH OF THE CREDIT PARTIES WAIVES ANY CLAIM AGAINST THE AGENTS OR THE LENDERS FOR CONSEQUENTIAL OR SPECIAL DAMAGES RESPECTING THIS AMENDMENT

OR ANY OF THE OTHER LOAN
DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER OR HEREUNDER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Amendment, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10(e)). In the event of litigation, this Amendment may be filed as a written consent to a trial by the court.

   (f) No Third Party Beneficiaries. No Person other than the parties hereto and with respect to Section 7 hereof, the Released Parties, shall be entitled to claim any right or benefit under this Amendment, including, without limitation, the status of third-party beneficiary of this Amendment and nothing in this Amendment, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Amendment.

   (g) No Commitments for Additional Waivers; Legal Advice. Each Credit Party acknowledges and affirms that, except as expressly set forth in Section 1(a), the Agent and Lenders are not committing or offering any waiver or any other accommodations of any nature whatsoever and each Credit Party agrees to conduct its affairs accordingly. Without limiting the generality of the foregoing, the Credit Parties will not claim that any prior action or course of conduct by the Agent or any Lender constitutes an agreement or obligation to continue such action or course of conduct in the future. Each Credit Party acknowledges that the Agent and the Lenders have no commitment to grant any other waiver or accommodation to any of the Credit Parties.

      Each Credit Party represents to the Lenders that it has entered into this Amendment freely and voluntarily, without coercion, duress, distress or undue influence and that it has received legal advice from counsel of its choice in connection with the negotiation, drafting, meaning and legal significance of this Amendment and that it is satisfied with its legal counsel and the advice received from it. Should any provision of this Amendment require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof or thereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same.

  (h) Integration. This Amendment sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and not one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this Amendment otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except as provided in the Credit Agreement.

   (i) Survival. Without limiting the generality of Section 12.4 of the Credit Agreement, all representations, warranties, covenants, agreements, undertakings and waivers of the Credit Parties contained herein shall survive and be applicable until the payment in full in cash of all of the Obligations and all of the issued and outstanding Letters of Credit shall have been cancelled, fully cash collateralized or otherwise supported in a manner satisfactory to the Lenders.

   (j) Counterparts; Effectiveness; Facsimile Signature Pages. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Any executed signature page delivered by any party hereto by facsimile shall constitute a valid and binding original counterpart.


          [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

                         HEADWAY CORPORATE RESOURCES, INC.

                         By: /s/ Barry S. Roseman
                         Title: President


                         WHITNEY PARTNERS, L.L.C.
                         HEADWAY CORPORATE STAFFING SERVICES, INC.
                         CERTIFIED TECHNICAL STAFFING, INC.
                         CORPORATE STAFF ADMINISTRATION, INC.
                         HEADWAY CORPORATE STAFFING SERVICES
                         OF NEW YORK, INC.
                         HEADWAY CORPORATE STAFFING SERVICES
                         OF NORTH CAROLINA, INC.
                         HEADWAY CORPORATE STAFFING SERVICES
                         OF CONNECTICUT, INC.
                         ASA PERSONNEL SERVICES, L.L.C.
                         HCSS WEST, INC.
                         HCSS HOLDINGS, INC.
                         HCSS EAST, INC.
                         CHENEY ASSOCIATES, L.L.C.
                         HEADWAY TECHNOLOGY RESOURCES
                         INTERNATIONAL, L.L.C.
                         HEADWAY CORPORATE STAFFING SERVICES
                         OF FLORIDA, L.L.C.
                         HEADWAY CORPORATE STAFFING SERVICES
                         OF NEW JERSEY, L.L.C.
                         CARLYLE GROUP, LTD.
                         HEADWAY TECHNOLOGY RESOURCES OF
                         TEXAS, L.L.C.
                         HEADWAY CORPORATE STAFFING SERVICES
                         OF CALIFORNIA ONE, L.L.C.
                         HEADWAY CORPORATE STAFFING SERVICES
                         OF CALIFORNIA TWO, L.L.C.
                         HEADWAY CORPORATE STAFFING SERVICES OF
                         CALIFORNIA THREE, L.L.C.

                         By: /s/ Barry S. Roseman
                         Title:   President

                         BANK OF AMERICA, N.A.,
                         as Agent for the Lenders and as Lender

                         By: /s/ Michael R. Heredia
                         Title: Managing Director


                         FLEET NATIONAL BANK

                         By:  /s/ G. Christopher Miller
                         Title:  Vice President


                         TRANSAMERICA BUSINESS CAPITAL
                         CORPORATION

                         By:  /s/ Rai Kaplan
                         Title: Vice President


                         CITIZENS BANK OF MASSACHUSETTS

                         By: /s/ Steven C. Petrarca
                         Title:  Assistant Vice President


                         FIRST UNION NATIONAL BANK

                         By:  /s/ Joel Thomas
                         Title:  Vice President